Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI ANNOUNCES RESTRUCTURING OF ITS MANUFACTURING OPERATIONS
Tempe, AZ — December 4, 2008 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported that as a result of the merger with Mobile Storage Group (“MSG”) and the successful consolidation of its North American locations, the Company is leveraging its combined fleet to satisfy the portable storage needs of its customers served by these 80 branches. As a result, Mobile Mini is restructuring its manufacturing operations by reducing overhead and laying off approximately 135 employees or 90% of the workforce at its Maricopa, Arizona manufacturing facility.
“We have a great deal of concern for our people and how these layoffs will affect them and their families. However, we must realign our workforce to match the realities of our business, our long-term growth strategy and our financial objectives,” said Steven Bunger, Mobile Mini’s Chairman, President and CEO.
During the second quarter of 2008 and even more so after the MSG merger closed on June 27, 2008, Mobile Mini has right sized its fleet by, among other measures, relocating units between branches, thereby minimizing fleet purchases and optimizing utilization rates. The actions undertaken in Maricopa should enable Mobile Mini to optimize production to match customer demand. This restructuring should reduce capital expenditures during 2009 by at least $5 million, which will improve cash flow and permit Mobile Mini to continue to pay down borrowings.
The Company pointed out that its current guidance for 2008 excludes any charges relating to the restructuring of its manufacturing operations.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of approximately 283,000 of portable storage units and portable offices with 98 branches in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding planned reductions in capital expenditures, improvements in cash flow, ability to pay down debt, and optimization of utilization rates, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP & CFO		The Equity Group Inc.
Mobile Mini, Inc.		Linda Latman (212) 836-9609
(480) 477-0241		Lena Cati (212) 836-9611
www.mobilemini.com